UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2014

CDI Corp.
(Exact name of registrant as specified in its charter)

Commission file number: 001-05519

Pennsylvania (State of incorporation)	23-2394430 (I.R.S. Employer Identification Number)

1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768 (Address of principal executive offices, including zip code)

(215) 569-2200 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities.

On December 16, 2014, the Board of Directors of the Company approved a restructuring plan (the “Plan”) to optimize our operations and facility footprint. We expect to complete this Plan during the next twelve months.

In connection with management’s evaluation of our businesses and operations, we have determined that there are additional efficiencies that we can obtain through our facilities footprint, management structure and back office operations.  This is part of a systematic process to operate our businesses with a higher level of efficiency and productivity, thereby contributing to the creation of increased shareholder value.

The Company expects to incur a restructuring charge of approximately $3.2 million to $3.8 million in the fourth quarter of 2014, of which about half is related to facility consolidations and about half is related to employee severance.  In addition, we expect to incur restructuring charges in 2015 of approximately $0.5 million to $2.2 million, primarily related to lease termination costs.  The majority of these costs will result in future cash expenditures, with some of the cash expenditures starting in the fourth quarter of 2014.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 16, 2014, the Board of Directors of the Company approved an amendment to the By-Laws of the Company (the “By-Laws Amendment”). The By-Laws Amendment consists of the following sections of the By-Laws:

•	Section 3.02 - The date for the annual meeting of shareholders is changed from a fixed date to a date that is set by the Board of Directors by resolution.

•
Section 3.05 - Shareholders desiring to nominate directors for election or bring other business before the shareholders at the annual meeting or at special meetings will be required to do so in a written notice no later than 90, and no earlier than 120, days before the proposed date of the meeting. The shareholder's notice must contain certain information so as to allow the Board of Directors and the Company to identify the shareholder and to understand more about the proposal. The chairman of the shareholders’ meeting is given the power to determine whether a proposal was made in accordance with the By-Laws.

•
Section 3.15 - The chairman of the shareholders’ meeting is given certain powers regarding the conduct of the meeting, such as setting time limits for remarks by shareholders, establishing a procedure by which shareholders desiring to speak are recognized and setting limits on the number of times any shareholder can speak.

The foregoing description of the By-Laws Amendment is only a summary and is qualified in its entirety by reference to the By-Laws Amendment, a copy of which is attached as Exhibit 3.1 and is incorporated herein by reference. The By-Laws Amendment became effective on December 16, 2014.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

3.1	Amendment to the By-Laws of CDI Corp. adopted on December 16, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI CORP.
(Registrant)

By: /s/ Brian D. Short
Brian D. Short
Senior Vice President,
Chief Administrative Officer
and General Counsel

Date: December 22, 2014

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amendment to the By-Laws of CDI Corp. adopted on December 16, 2014.